EXHIBIT 99.1

Fifth Street Finance Corp. Closes $422 Million of Investments, Establishing a New Quarterly Record

WHITE PLAINS, N.Y., Jan. 3, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") today announced that it closed $422 million of investments during the first fiscal quarter ended December 31, 2012. Of these investments, $391 million were funded at closing. Fifth Street also received $94 million due to refinancings, partial refinancings and sales of portfolio investments during the quarter. As a result, the investment portfolio grew by $297 million, an increase of 23% to approximately $1.6 billion from the prior quarter ended September 30, 2012 fair value of $1.3 billion.

Broadening our Capital Markets Relationships

In the calendar year 2012, Fifth Street agented and syndicated $1.7 billion of deals, according to Thomson Reuters LPC League Tables. As Fifth Street expands its origination franchise and broadens its capital markets relationships, the firm continues to fortify its position as one of the top sourcing platforms within the middle market. Fifth Street is currently recruiting for a Head of Capital Markets and other experienced investment professionals to augment and further expand its outreach.

Record Year-End Origination and Timely Deployment of Capital

"Fifth Street had a historic December quarter of originations, reflecting many financial sponsors' desire to close deals by year-end, and I am pleased we were well-positioned with strong underwriting and financial capital to support our new and existing sponsor partners," commented Leonard M. Tannenbaum, Chief Executive Officer, adding "In anticipation of the increased deal activity, Fifth Street demonstrated its ability to access capital markets and bank credit facilities opportunistically and put capital to work on a timely basis."

Some notable transactions completed in the first fiscal quarter of 2013 include the following:

  $40.0 million of first lien and second lien credit facilities in support of Thoma Bravo, LLC's acquisition of Deltek, Inc., a provider of enterprise software and information solutions. Fifth Street served as Syndication Agent on both the first lien and second lien facilities for this transaction. This was Fifth Street's third deal with San Francisco, CA and Chicago, IL-based Thoma Bravo, LLC.

  $30.0 million of first lien and second lien credit facilities in support of Lindsay Goldberg LLC's recapitalization of First American Payment Systems, L.P., a full-service payment processor serving small to medium-sized businesses. Fifth Street served as Documentation Agent on the second lien facility for this transaction. This was Fifth Street's second deal with New York, NY-based Lindsay Goldberg LLC.

  $31.5 million of mezzanine debt and equity co-investment in support of The Sterling Group, L.P.'s acquisition of Dexter Axle Company, a designer and manufacturer of trailer axle, brake and suspension assemblies and replacement parts in the industrial and utility trailer and RV markets. This was Fifth Street's third deal with Houston, TX-based The Sterling Group, L.P.

  $90.0 million of one-stop debt in conjunction with two transactions by Chicago Growth Partners ("CGP"), including a $51.0 million one-stop debt facility in support of CGP's recapitalization of Teaching Strategies, Inc.  Teaching Strategies, Inc. is a provider of early childhood educational resources, including curriculum and web-based assessment products.  Fifth Street served as Administrative Agent for both transactions, which were Fifth Street's fourth and fifth deals with Chicago, IL-based CGP.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," "estimates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi
         Senior Vice President of Finance & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com